Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999
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				Security Purchased		Comparison Security		Comparison Security
Issuer			The Management Network 		Charles River Associates	Appnet Systems
				Group, Inc.

Underwriters		Hambrecht & Quist, BancBoston Nationsbanc Montgomery 		Credit Suisse First
				Robertson Stephens, Salomon 	Securities, William Blair, 	Boston, Hambrecht &
				Smith Barney, Jefferies & Co.,and others (including BT  	Quist, Deutsche Bank
				Bear Stearns & Co, DBAB, DLJ, Alex Brown)				Alex Brown, The
				ING Barings, Merrill Lynch, 						Robinson Humphrey Co.,
				Charles Schwab, Adams Harkness 					Charles Schwab & Co,
				& Hill, George K. Baum & Co, 						and others
				Doft & Co, First Security Van
				Kasper, Hanifen, I

Years of continuous
operation, including
predecessors		>3					>3 years				>2 years

Security 			TMNG					CRAI					APNT

Is the affiliate a
manager or co-manager
of offering?		No					no					no

Name of underwriter
or dealer from
which purchased		Hambrecht & Quist 		n/a					n/a

Firm commitment
underwriting?		Yes					yes					yes

Trade date/Date
of Offering			11/23/1999				4/23/1999				6/17/1999

Total dollar amount
of offering sold
to QIBs			$-   					$-   		 			$-

Total dollar amount
of any concurrent
public offering		$78,455,000.00 			$40,478,000 			$72,000,000

Total				$78,455,000.00 			$40,478,000 			$72,000,000

Public offering price	$17.00 				$18.50 				$12.00

Price paid if other
than public offering
price				 same 				n/a					n/a

Underwriting spread
or commission		$1.19 (7%)				$1.295 (7%)				$.84 (7%)

Shares purchased	 	600 					n/a					n/a

$ amount of purchase	$10,200.00 				n/a					n/a

% of offering
purchased by fund		0.013%				n/a					n/a

% of offering purchased
by associated funds	0.022%				n/a					n/a

Total (must be less
than 25%)			0.035%				n/a					n/a
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